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FOR IMMEDIATE RELEASE



July 27, 2001

Contacts:
                  Mario S. Levis                      Richard F. Bonini
                  Executive                           Senior Executive
                  Vice President & Treasurer          Vice President & CFO
                  Tel: (787) 749-7108                 Tel: (212) 329-3729


                    DORAL FINANCIAL CORPORATION PRICES PUBLIC
                            OFFERING OF COMMON STOCK

         San Juan, Puerto Rico (July 27, 2001) - Doral Financial Corporation (NASDAQ: DORL) announced the pricing of a public offering of 4,400,000 shares of its common stock (the "Shares") at a price to the public of $32.00 per share. The number of Shares being sold as part of the previously announced offering was increased from 3,750,000 Shares to 4,400,000 Shares. Doral Financial has also granted the underwriters an option to purchase up to an additional 660,000 Shares at the same price for a period of 30 days to cover over-allotments. The Shares were offered under the Company's effective registration statements. The offering was made through a group of underwriters led by UBS Warburg and including Deutsche Banc Alex. Brown and Brean Murray & Co., Inc.

         The net proceeds to the Company, after the underwriting discounts and expenses, are estimated to be $133,360,000 if the over-allotment option is not exercised and $153,424,000 if it is fully exercised.

         This news release shall not constitute an offer to sell or the solicitation of an offer to buy any of the Shares. The offering is made only by the prospectus supplement and accompanying prospectus, copies of which may be obtained from UBS Warburg LLC, 299 Park Avenue, 25th Floor, New York, NY 10171,
Attention: Kimal Anthony, Syndicate Department.